Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

(Joseph M. Redling)

AMENDMENT, dated as of April 7, 2008, between NutriSystem, a Delaware corporation (the "Company"), and Joseph M. Redling (the "Executive").

RECITALS

WHEREAS, the Company and the Executive previously entered into an employment agreement, dated August 6, 2007 (the "Employment Agreement"), that sets forth the terms and conditions of Executive's employment with the Company;

WHEREAS, the Company desires to promote the Executive from his current position with the Company as its Chief Operating Officer so that he will become the Company's Chief Executive Officer and to make certain changes to the Employment Agreement to reflect the Executive's promotion;

WHEREAS, the Executive has agreed to the terms of his promotion with the Company;

WHEREAS, the Company and the Executive also desire to make certain changes to the Employment Agreement so that the Employment Agreement complies with the requirements of section 409A of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Section 14 of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment between the Executive and the Company.

NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, agree that the Employment Agreement shall be amended as follows:

    Chief Executive Officer and Director. The second and third sentences of Section 1 of the Employment Agreement are hereby amended in their entirety to read as follows:

    "Effective May 1, 2008, the Executive shall be the President and Chief Executive Officer of the Company and shall perform duties consistent with this position as are assigned by the Board of Directors of the Company (the "Board"). The Executive shall be an executive officer of the Company and a member of the Board and, as a material inducement for the Executive to enter into this Agreement, the Executive shall report solely and directly to the Board and, if during the Employment Term (as defined in Section 3 of this Agreement) Michael J. Hagan ceases to be the Chairman of the Board, then the Company agrees to take such actions as are necessary and appropriate to consider the Executive as a candidate to be the Chairman of the Board."

    Initial Term. The first sentence of Section 3 of the Employment Agreement is hereby amended its entirety to read as follows:

    "The initial term of employment under this Agreement (the "Initial Term") begins on the Effective Date and ends on September 30, 2011."

    Initial Salary. The second and third sentences under the header "Salary" in Section 4 of the Employment Agreement are hereby amended in their entirety to read as follows:

    "The Salary is at the rate of $660,000 (the "Initial Salary"). The Initial Salary shall be in effect from May 1, 2008 through December 31, 2008, and thereafter the Board or the Compensation Committee shall review the Salary at least once a year; provided, however, that on each January 1 during the Employment Term, the Salary shall be increased by a minimum positive amount equal to the Salary in effect on January 1 of the prior year multiplied by 3.5%. The Salary shall never be less than the Initial Salary."

    Annual Bonus. The second sentence under the header "Annual Bonus" in Section 4 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "The Executive shall be eligible to receive an Annual Bonus up to 150% of the Executive's Salary, and during the Initial Term shall receive an Annual Bonus equal to no less than 100% of the Executive's Salary; provided that the Annual Bonus for 2008 shall be based on Executive's Salary being equivalent to $660,000; and provided, further, that the Annual Bonus is conditioned on the employment of the Executive with the Company through the date that the Annual Bonus is paid."

    Temporary Housing. The first paragraph of Section 6 of the Employment Agreement is hereby amended so that "Chief Executive Officer" is replaced by "Chairman."
    Good Reason. The first sentence of the second paragraph of Section 11 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "The Executive also may terminate this Agreement for Good Reason, provided that the Executive gives the Company written notice of the Good Reason condition within 90 days from the initial existence of the Good Reason condition, and if the Company has not cured the Good Reason condition within 30 days following such notice from the Executive, then the Executive's employment will be terminated effective as of the 30th day following the expiration of the Company's cure period, unless the Company designates an earlier termination date, and upon such a termination, the Executive will be treated in accordance with Section 12, as if the Executive's employment had been terminated by the Company without cause."

    Termination without Cause or Non-Renewal by the Company. Paragraph (1) of Section 12 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "(1) within 30 days following the Executive's termination date, but no sooner than the end of the revocation period for the release, the Company will pay to the Executive a lump sum severance payment (the "Severance Payment") in the amount equal to the sum of:

    (i) the greater of 12 months or the remainder (up to only a maximum of 24 months) of the Employment Term, of the sum of (x) the Salary then in effect, plus (y) the Annual Bonus (calculated as equal to 100% of Salary) then in effect;

    (ii) a pro rated amount of the Annual Bonus (calculated at 100% of Salary) from the first day of the calendar year in which the termination occurred through the date of termination, and

    (iii) the value of the premium cost to the Company to continue the Executive on the Company's group life and AD&D policy for the 12 month period following the Executive's termination date; and"

    Section 409A. Section 18 of the Employment Agreement is hereby amended in its entirety to read as follows:

    "This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a 'separation from service' under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

    To the maximum extent permitted under section 409A of the Code and its corresponding regulations, the cash severance benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under section 409A of the Code and the 'separation pay exception' under Treas. Reg. section 1.409A-1(b)(9)(iii). However, if such severance benefits do not qualify for such exemptions at the time of the Executive's termination of employment and therefore are deemed as deferred compensation subject to the requirements of section 409A of the Code, then if Executive is a "specified employee" of a publicly traded corporation under section 409A of the Code on the date of Executive's termination of employment, payment of severance under this Agreement shall be delayed for a period of 6 months from the date of the Executive's termination of employment if required by section 409A of the Code. The accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the 6 month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of Executive's estate within 60 days after the date of Executive's death. The determination of whether Executive is a "specified employee" shall be made by the Compensation Committee (or its delegate) in accordance with section 409A of the Code and the regulations issued thereunder."

    Restricted Stock Grant on Date of Amendment. On the date of this Amendment, the Executive will receive a restricted stock grant of 295,000 shares in accordance with the terms and conditions set forth in the Stock Award Agreement attached as Appendix A. This restricted stock grant shall vest in four 25% tranches from the date of grant until September 4, 2011, as set forth in Appendix A; provided that the Executive is employed by the Company on each such vesting date.
    Restricted Stock Grant Upon Stockholder Approval of 2008 Plan. The Compensation Committee has also approved a restricted stock grant to the Executive in an amount equal to the greater of (x) 55,000 shares, or (y) the number of shares equal to (i) $821,700, divided by (ii) the closing price per share of the Company's common stock on the date of grant. This stock grant shall be in accordance with the terms and conditions set forth in the Stock Award Agreement attached as Appendix B. This stock grant shall vest in four 25% tranches from the date of grant until September 4, 2011, as set forth in Appendix B; provided that the Executive is employed by the Company on each such vesting date. This stock grant shall be made on the date of stockholder approval of the Company's 2008 Long Term Incentive Plan (the "2008 Plan"), shall be made under the 2008 Plan, and shall be subject to stockholder approval of the 2008 Plan. The Company will submit the 2008 Plan to stockholders for approval at the Company's 2008 Annual Meeting of Stockholders.
    Amendment and Restatement of Performance Stock Grant. On the date of this Amendment, the Performance Stock Grant (as defined in the Employment Agreement), originally delivered by the Company to the Executive on September 4, 2007, shall be amended and restated to provide for full vesting on September 4, 2011, subject to earlier vesting based upon the achievement of certain performance goals for the Company's 2009 and 2010 fiscal years, provided that the Executive is employed by the Company on each such vesting date. The Performance Stock Grant, as amended and restated, shall be in accordance with the terms and conditions set forth in the Amended and Restated Stock Award Agreement attached as Appendix C.
    Effect on Employment Agreement. In all respects not modified by this Amendment, the Employment Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and the Executive agree to the terms of the foregoing Amendment, effective as of the date first written above.

NUTRISYSTEM, INC.

By: /s/ Michael J. Hagan

Name: Michael J. Hagan

Title: Chairman

EXECUTIVE:

/s/ Joseph M. Redling

Name: Joseph M. Redling